Exhibit 99.1

Breeze Acquisition Corp. II Announces Upcoming Automatic Unit Separation

Irving, TX, June 09, 2026 (GLOBE NEWSWIRE) – Breeze Acquisition Corp. II (NASDAQ: BREZU) (the “Company”) announced today that, on June 11, 2026, the Company’s units will no longer trade, and that the Company’s ordinary shares and rights, which together comprise the units will commence trading separately. The ordinary shares and rights will be listed on the Nasdaq Global Market and trade with the ticker symbols “BREZ” and “BREZR”, respectively. This is a mandatory and automatic separation, and no action is required by the holders of units.

Each unit consists of one ordinary share and one right. Each right entitles the holder to receive one-fifth (1/5) of one ordinary share upon the consummation of an initial business combination. In the separation, unit owners will receive the number of ordinary shares underlying their units and the number of rights underlying such units; however, no fractional shares will be issued upon conversion of any rights. Any holder of rights whose ownership includes a fractional number of underlying shares upon conversion, will be issued a number of shares that is rounded down to the nearest whole share. Accordingly, a holder must have five (5) rights to receive one ordinary share at the closing of the business combination.

About Breeze Acquisition Corp. II

Breeze Acquisition Corp. II is a blank check company incorporated in the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities. The Company intends to focus its initial search on target businesses with global operations and differentiated technology or capabilities, particularly in healthcare, biotechnology, advanced manufacturing, robotics, artificial intelligence, and related sectors. The net proceeds of the offering will be used to fund such business combination.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the prospectus used in connection with the Company’s initial public offering. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

J. Douglas Ramsey

Breeze Acquisition Corp. II
955 W. John Carpenter Fwy

Suite 100-929

Irving, TX 75039

(888) 273-9001